Exhibit 10.9
                           EXECUTIVE SEVERANCE POLICY

o Applicable to U.S.-based officers of the Corporation at or above the level of Vice President (does not include divisional or subsidiary officers not otherwise included)

o The following minimum compensation and benefits shall be provided to any eligible officer whose employment with the Corporation is terminated without "cause" or who resigns for "good reason":

n salary continuation for one year (paid in installments on normal payroll cycle)

n continuation of health benefits until earlier of (a) one year or (b) eligibility to join another employer's program; COBRA period to begin running from such date

n bonus to be paid for year of termination; prorated for date of termination; calculated at actual Company-performance level and not less than "fully proficient" individual performance; payable when paid to other executives in following year

n continued eligibility to participate in 401(k) for period of salary continuation; officer will continue to receive minimum Company savings match for such period and will receive additional Company-based performance match for the plan year in which termination occurs

n eligible to receive DC retirement contribution for the plan year in which termination occurs

n stock options would stop vesting upon termination and vested options would remain outstanding for severance payment period.

n executive must sign standard release and waiver to receive benefits (including standard provisions relating to assignment of inventions, confidentiality, and non-interference with employees, customers and suppliers)

o Compensation and/or benefits in addition to the foregoing may be granted at the discretion of the Chief Executive Officer (except to CEO, which are subject to Board approval)

o "Cause" shall mean (a) executive's conviction for any felony or for any other criminal violation involving dishonesty, fraud, or breach of trust or
     (b) executive's gross negligence or willful misconduct in the performance of his or her duties that materially and adversely affects the financial condition of the Company or could reasonably have a material and adverse effect on the Company or its business

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o    Executive  shall be deemed to have  resigned for "good reason" if he or she resigns from  employment  with the Company within 90 days following  either
     (a) the assignment of executive to any duties substantially inconsistent with his or her position, duties, responsibility or status with the Company immediately prior to such assignment, or a substantial reduction of the
     duties  or   responsibilities  of  executive  from  executive's  duties  or responsibilities immediately prior to such reduction or (b) any reduction by the Company in the amount of executive's annual base salary from time-to-time, except for across-the-board salary reductions similarly affecting all executives of the Company.